Execution Version

AMENDMENT TO SUBADVISORY AGREEMENT

FOR AST LARGE-CAP EQUITY PORTFOLIO OF

ADVANCED SERIES TRUST

Each of PGIM Investments LLC (“PGIM”, formerly known as Prudential Investments LLC), AST Investment Services, Inc., (“ASTIS”, and together with PGIM, the “Co-Managers”) and PGIM Quantitative Solutions LLC (“PGIM Quantitative Solutions” or the “Subadviser”, formerly known as Quantitative Management Associates LLC (“QMA”)) hereby agree to amend the Subadvisory Agreement, dated as of March 1, 2013, by and among the Co-Managers and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST Large-Cap Equity Portfolio (f/k/a AST QMA Large-Cap Portfolio f/k/a AST Large-Cap Core Portfolio) of the Advanced Series Trust ”) as set forth below (capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Subadvisory Agreement:

1.Each reference to “AST QMA Large-Cap Portfolio” in the Subadvisory Agreement is hereby deleted and replaced with “AST Large-Cap Equity Portfolio” throughout the Subadvisory Agreement.

2.Schedule A attached to the Subadvisory Agreement is hereby deleted and replaced in its entirety with the Schedule A attached to this Amendment.

3.Each reference to “QMA”, “AST”, and “PI” in the Subadvisory Agreement is hereby deleted and replaced with “PGIM Quantitative Solutions”, “ASTIS”, and “PGIM”, respectively, throughout the Subadvisory Agreement.

4.The Subadvisory Agreement is unchanged in all other respects.

IN WITNESS HEREOF, each of PGIM Investments LLC, AST Investment Services, Inc., and PGIM Quantitative Solutions LLC has duly executed this Amendment, effective as of the “Effective Date as Revised” set forth in this Amendment.

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

PGIM QUANTITATIVE SOLUTIONS LLC

By: /s/ Jonathan Ryan

Name: Jonathan Ryan

Title: Vice President

Effective Date as Revised: January 27, 2025

SCHEDULE A

Advanced Series Trust

AST Large-Cap Equity Portfolio

As compensation for services provided by PGIM Quantitative Solutions LLC (“PGIM Quantitative Solutions” or “Sub-Adviser”) with respect to the AST Large-Cap Equity, AST Investment Services, Inc. and PGIM Investments LLC will pay PGIM Quantitative Solutions a subadvisory fee on the net assets managed by PGIM Quantitative Solutions that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST Large-Cap Equity Portfolio	0.128% on all daily net assets

*In the event PGIM Quantitative Solutions invests Portfolio assets in other pooled investment vehicles it manages or subadvises, PGIM Quantitative Solutions will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to Jennison Associates LLC with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: January 27, 2025

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